Composite
Certificate of Incorporation
                                of
                 Commerce Security Bancorp, Inc.

                   (through November 14, 1996)

              1. Name. The name of the corporation is Commerce Security Bancorp, Inc.

              2. Registered Office and Agent. The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, in the County of New Castle. The registered agent at such address is The Corporation Trust Company.

              3. Purpose. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

              4. Capitalization. The corporation shall be authorized to issue the following capital stock:
                                                           Number
     Class                   Par Value                 Authorized

     Common Stock               $.01                   12,000,000
     Preferred Stock            $.01                    1,000,000


              5. Preferred Stock. The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such number of shares of stock thereof and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and as may be permitted by the General Corporation Law of the State of Delaware.

              6. Incorporator. The name and mailing address of the incorpora tor is:

                           David Shea
                 Nutter, McClennen & Fish, LLP
                    One International Place
                     Boston, MA 02110-2699

              7. Compromises or Arrangements. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this

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corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

              8. Business Combinations with Interested Stockholders. The corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

              9. By-Laws. The Board of Directors may adopt, amend or repeal the By-laws of the corporation, except that any By-law adopted by the stockholders may be altered or repealed only by the stockholders if such By-law so provides.

             10. Elections. The election of directors by the stockholders need not be by written ballot unless the By-laws of the corporation provide otherwise.

             11. Personal Liability of Directors. No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exculpation from liability is not permitted under the Delaware General Corporation Law as the same exists or may be hereafter amended. This provision shall not eliminate the liability of a director for any act or omission occurring prior to the date upon which this provision becomes effective. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     IN WITNESS WHEREOF, the undersigned has executed this instrument on May 10, 1996.




                             David Shea
                             Incorporator